UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM S-8

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REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

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Voyant International Corporation, Inc.

(Exact name of registrant as specified in its charter)

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Nevada	88-0241079
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

444 Castro Street, Suite 318,

Mountain View, California, 94041

(Address of principal executive offices) (Zip Code)

2009 Consultant Stock Plan

(Full title of the plan)

Dana Waldman, CEO

444 Castro Street, Suite 318

Mountain View, California 94041

(Name and address of agent for service)

(650) 691-4450

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee

Common Stock	10,000,000	$0.103	$1,030,000	$40.48

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(1)

Includes an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to the stock plan described herein as the result of any future stock split, stock dividend or similar adjustment of the registrant’s outstanding common stock.

(2)

Estimated pursuant to Rule 457(h) solely for purposes of calculating amount of registration fee, based upon the average of the high and low prices reported on January 20, 2009, as reported on the OTC Electronic Bulletin Board.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.

Incorporation of Documents by Reference.

The following documents are hereby incorporated by reference into this registration statement:

(a)

The Annual Report for the fiscal year ended December 31, 2007, filed by the registrant with the Securities and Exchange Commission (the “Commission”) on Form 10K-SB on April 8, 2008, which contains audited consolidated financial statements for the most recent fiscal year for which such statements have been filed.

(b)

The quarterly report for the quarter ended March 31 2008, filed by the registrant with the Commission on Form 10Q on May 16, 2008.

(c)

The quarterly report for the quarter ended June 30, 2008, filed by the registrant with the Commission on Form 10Q on August 6, 2008.

(d)

The quarterly report for the quarter ended September 31, 2008, filed by the registrant with the Commission on Form 10Q on November 17, 2008.

(e)

The current report filed by the registrant with the Commission on Form 8-K on April 28, 2008.

(f)

The current report filed by the registrant with the Commission on Form 8-K on May 21, 2008.

(g)

The current report filed by the registrant with the Commission on Form 8-K on June 4, 2008.

(h)

The current report filed by the registrant with the Commission on Form 8-K on October 17, 2008.

(i)

The description of the Company’s common stock that is contained in the Company’s Registration Statement on Form SB-2 (File No. 33-71550), filed December 6, 2001.

(j)

In addition, all documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the termination of the offering shall be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with SEC rules shall not be deemed incorporated by reference into this prospectus. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this prospectus.

Statements contained in this prospectus as to the contents of any contract or other document referred to herein do not purport to be complete, and where reference is made to the particular provisions of such contract or other document, such provisions are qualified in all respects by reference to all of the provisions of such contract or other document. The Company undertakes to provide without charge to each person to whom a copy of this prospectus has been delivered, upon the written request of any such person to the Company, a copy of any or all of the documents referred to above that have been or may be incorporated into this prospectus by reference, including exhibits to such documents (unless such exhibits are specifically incorporated by reference to such documents). Requests for such copies should be directed to David Wells, Voyant International Corporation, Inc., 444 Castro Street, Suite 318, Mountain View California 94041 or call (650) 691-4450.

Item 4.

Description of Securities.

All outstanding shares of Common Stock are, and the shares to be issued as contemplated herein will be, fully paid and nonassessable. As a class, holders of the Common Stock are entitled to one vote per share in all matters to be voted upon by the stockholders. Holders of Common Stock are entitled to receive such dividends when and as declared by the Board of Directors out of the surplus or net profits of the Company legally available therefor, equally, on a share for share basis. The Company does not anticipate paying dividends in the near future. In the event of a liquidation, dissolution or winding-up of the Company, the holders of Common Stock are entitled to share equally, on a share for share basis, in all assets remaining after payment of liabilities, subject to the prior distribution rights of any other classes or series of capital stock then outstanding. The Common Stock has no preemptive rights and is neither redeemable nor convertible, and there are no sinking fund provisions.

Item 5.

Interests of Named Experts and Counsel.

Richardson & Patel LLP has given an opinion on the validity of the securities being registered hereunder. Erick Richardson and Nimish Patel, partners of the law firm, are eligible to receive shares of the Company’s common stock pursuant to this Form S-8 registration statement.

Item 6.

Indemnification of Directors and Officers.

Section 78(1)(2)(3) & (4) of the Nevada Revised Statutes (the "NRS") permits corporations to indemnify a director, officer or control person of the corporation or its stockholders for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expense. Our Articles of Incorporation and By-laws allows us to indemnify and hold harmless our directors and officers from any liability or damage incurred by them as a result of the performance of their duties to the Company within the scope of their authority, or because of their position as officers and directors of the Company, to the maximum extent permitted by and subject to the limitations of applicable state and federal law. The Company is also authorized to enter into separate indemnification agreements with its officers and directors in accordance with any resolution duly adopted by the Company’s Board of Directors.

Our By-laws, Article X Section 3, do permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether or not Nevada law would permit indemnification.

Item 7.

Exemption from Registration Claimed.

Not applicable.

Item 8.

Exhibits.

Exhibit Number	Description
5	Opinion regarding legality
23.1	Consent of Kabani & Company, Inc., Certified Public Accountants
23.2	Consent of Richardson & Patel LLP (included in Exhibit 5)
99.1	2009 Consultant Stock Plan

Item 9.

Undertakings.

(a)

The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (1) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Mountain View, California, on this 23rd day of January, 2009.

Voyant International Corporation, Inc.
A Nevada Corporation

/s/ DANA WALDMAN
By:	Dana Waldman
Its:	Chief Executive Officer

Special Power of Attorney

The undersigned constitute and appoint Dana Waldman their true and lawful attorney-in-fact and agent with full power of substitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Form S-8 registration statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting such attorney-in-fact the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:

Dated: January 23, 2009	/s/ DANA WALDMAN
Dana Waldman, Chief Executive Officer,
Secretary and Principal Executive Officer

Dated: January 23, 2009	/s/ DAVID R. WELLS
David R. Wells, Chief Financial Officer,
Assistant Secretary and Principal Financial and Accounting Officer

Dated: January 23, 2009	/s/ MARK M. LAISURE
Mark M. Laisure, Chairman of the Board

Dated: January 23, 2009	/s/ VOLKER ANHAEUSSER
Volker Anhaeusser

INDEX TO EXHIBITS

Exhibit Number	Description
5	Opinion regarding legality
23.1	Consent of Kabani & Company, Inc., Certified Public Accountants
23.2	Consent of Richardson & Patel LLP (included in Exhibit 5)
99.1	2009 Consultant Stock Plan